As filed with the Securities and Exchange Commission on June 30, 1998
                                             Registration No. 333- ____________
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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

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                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

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                             BELL MICROPRODUCTS INC.
             (Exact name of Registrant as specified in its charter)

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     California                                             94-3057566
(State of incorporation)                    (I.R.S. Employer Identification No.)

                              1941 Ringwood Avenue
                               San Jose, CA 95131
   (Address, including zip code, of Registrant's principal executive offices)

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                                 1998 STOCK PLAN
                          EMPLOYEE STOCK PURCHASE PLAN
                            (Full title of the plan)

                     --------------------------------------


                                 W. Donald Bell
                      President and Chief Executive Officer
                             Bell Microproducts Inc.
                               San Jose, CA 95131
                                  (408)451-9400
(Name, address, and telephone number, including area code, of agent for service)

                                    Copy to:
                            Donna M. Petkanics, Esq.
                            Robert G. O'Connor, Esq.
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                               Palo Alto, CA 94304
                                 (415) 493-9300


                                                   CALCULATION OF REGISTRATION FEE
====================================================================================================================================

                                                                                      Proposed         Proposed
                                                                                      Maximum           Maximum
                    Title of Each Class                            Amount             Offering         Aggregate        Amount of
                     of Securities to                               to be              Price           Offering       Registration
                     be Registered(1)                           Registered(2)        Per Share           Price             Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value

     To be issued under 1998 Stock Plan                         420,000 shares        $7.9525(3)       $3,340,050       $  986
                                                                 80,000 shares        $7.375 (4)       $  590,000       $  175
     To be issued under Employee Stock Purchase Plan            250,000 shares        $7.875 (5)       $1,968,750       $  581

                TOTAL                                           750,000 shares                         $5,898,800       $1,742
====================================================================================================================================

(1) Pursuant to Rule 416(a), also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.
(2) For the sole purpose of calculating the registration fee, the number of shares to be registered under this Registration Statement has been divided into two categories.
(3) Computed in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933. Such computation is based on the estimated exercise price of $7.9525 per share, which represents the average of the high and low sales prices per share of Bell Microproducts Inc. Common Stock as reported in the Nasdaq National Market on June 24, 1998.

(4) Computed in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933. Such computation is based on the actual exercise price of $7.375 per share, which represents the price per share of Bell Microproducts Inc. Common Stock as reported in the Nasdaq National Market on April 15, 1998, the date of grant of an opton to purchase 80,000 shares of Common Stock.

(5) The price of $7.875 per share, computed in accordance with Rule 457(c) and 457(h) under the Securities Act of 1933, is the offering price per share of Common Stock as reported in the Nasdaq National Market on the Enrollment Date of the first Offering Period on May 22, 1998 under the Employee Stock Purchase Plan.

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


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.           Incorporation of Documents by Reference.

         There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the "Commission"):

         1. The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A dated April 14, 1993, filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which was declared effective by the Commission on June 14, 1993, including any amendment or report filed for the purpose of updating such description.

         2. The Registrant's Annual Report on Form 10-K for the year ended December 31, 1997.

         3. The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.


Item 4.           Description of Securities.

         Not applicable.


Item 5.           Interests of Named Experts and Counsel.

         Not applicable.


Item 6.           Indemnification of Directors and Officers.

         Section 317 of the California General Corporation Law (the "CGCL") allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").
Article IV of the Registrant's Articles of Incorporation and Article VI of the Registrant's Bylaws provide for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the CGCL. The Registrant has also entered into agreements with its officers and directors that may require the Registrant, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from any acts or omissions or transactions from which a director may not be relieved of liability under the CGCL), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. The Registrant has obtained directors' and officers' insurance pursuant to said agreements.


Item 7.           Exemption from Registration Claimed.

         Not applicable.


Item 8.           Exhibits.

Number                 Document
------                 --------

 4.1     1998 Stock Plan and related agreements.


 4.2 Employee Stock Purchase Plan, as amended through May 21, 1998, and related agreements.

 5.1 Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, with respect to the securities being registered.

23.1     Consent of Price Waterhouse LLP, Independent Accountants.

23.2     Consent of Wilson Sonsini Goodrich & Rosati (contained in Exhibit 5.1).

24.1     Power of Attorney (See page II-4).

-------------------


Item 9.           Undertakings.

           (a)    The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 30th day of June, 1998.


                                             BELL MICROPRODUCTS INC.

                                             By:  /s/ W. Donald Bell
                                                  ------------------------------
                                                  W. Donald Bell
                                                  President and Chief Executive
                                                  Officer


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints W. Donald Bell and Bruce M. Jaffe, and each of them, jointly and severally, his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on June 29, 1998 by the following persons in the capacities indicated.


        SIGNATURE                                     TITLE
        ---------                                     -----

/s/ W. Donald Bell
-----------------------------
   W. Donald Bell                   President and Chief Executive Officer and
                                    Chairman of the Board (Principal Executive
                                    Officer)

/s/ Bruce M. Jaffe
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   Bruce M. Jaffe                   Chief Financial Officer and Secretary
                                    (Principal Financial and Accounting Officer)

/s/ Gordon A. Campbell
-----------------------------
   Gordon A. Campbell               Director

/s/ Edward L. Gelbach
-----------------------------
   Edward L. Gelbach                Director

/s/ James Ousley
-----------------------------
   James Ousley                     Director

-----------------------------
   Glenn E. Penisten                Director

                                INDEX TO EXHIBITS

Exhibit
Number                    Description
------                    -----------
 4.1     1998 Stock Plan and related agreements

 4.2 Employee Stock Purchase Plan and related agreements, as amended through May 21, 1998.

 5.1 Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, with respect to the securities being registered.

23.1     Consent of Price Waterhouse LLP, Independent Accountants.

23.2     Consent of Counsel (contained in Exhibit 5.1).

24.1     Power of Attorney (See page II-4).

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